Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made as of the 23rd day of May 2022 (the “Effective Date”) between:

DIAMEDICA USA INC., a corporation located at 2 Carlson Pkwy, Suite 260, Minneapolis, MN 55447 (“DiaMedica”); and

Harry Alcorn, Jr., Pharm.D., an individual with an address at 14283 Shady Beach Trail, Prior Lake, MN, 55372

(“Consultant”).

DiaMedica and Consultant are referred to herein individually as a “Party” and collectively as the “Parties”.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties set forth herein, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.

SERVICES: DiaMedica hereby engages Consultant as an independent contractor, and not as an employee, to provide the services (hereinafter the “Services”) specified in Exhibit A attached to this Agreement (the “Exhibit”), and Consultant undertakes to provide the Services to the satisfaction of DiaMedica. Consultant shall determine the means and manner of performance in providing the Services to DiaMedica and shall not be subject to the direction and control of DiaMedica, except as specifically required for compliance with applicable laws and regulations.

2.

COMPENSATION AND EXPENSES: As full compensation to Consultant for providing the Services, DiaMedica shall compensate Consultant as specified in the Exhibit; provided, however, that no consulting fees shall be due and payable under this Agreement so long as Consultant is receiving salary continuation severance payments under the Separation Agreement dated as of May 23, 2022 between Consultant and DiaMedica. Except to the extent expressly specified in the Exhibit, DiaMedica shall not be liable to Consultant for expenses, disbursements and costs incurred by Consultant in the course of providing the Services to DiaMedica, including without limitation cost of travel, meals, lodging and similar expenses. All claims for reimbursement must be accompanied by receipts and a signed expense report from Consultant. DiaMedica shall only supply Consultant with such equipment, facilities and services as may be expressly specified in the Exhibit.

3.

RELATIONSHIP OF THE PARTIES: This Agreement creates contractual rights only and the Consultant for all purposes shall be considered as an independent contractor with respect to DiaMedica. Consultant acknowledges that no employment relationship exists between Consultant and DiaMedica or its affiliates, and Consultant shall not be entitled to any salary, insurance coverage, workers compensation coverage, or other benefits from DiaMedica. Neither Party shall be considered a partner, agent or legal representative of the other Party for any purpose, and Consultant shall have no power or authority, and at no time shall represent or convey the impression that Consultant has any power or authority, to legally bind or commit DiaMedica for any purpose.

4.

CONDUCT: Consultant undertakes and agrees to use its best efforts to (i) comply with all applicable laws, rules, ordinances and regulations of all applicable federal, state and local authorities in providing the Services, (ii) obtain and maintain, at Consultant’s cost, all necessary permits and licenses required to provide the Services, and (iii) provide the services in an ethical, honest and moral fashion. In the event of any breach by Consultant of this Section 4, or any false or misleading statements being made by Consultant, DiaMedica may immediately terminate this Agreement without liability by oral or written notice to Consultant.

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5

TAXES: Consultant shall be responsible for all federal, state and local taxes for all compensation paid hereunder, including without limitation all social security and self-employment taxes, and DiaMedica (unless required by applicable tax authorities) will not withhold taxes or be liable for taxes related to such compensation. Consultant undertakes and agrees to properly file all tax returns and pay all tax due with respect to compensation paid to Consultant by DiaMedica.

6.

INSURANCE AND INDEMNIFICATION: Consultant shall maintain policies of insurance (including without limitation liability, auto, workers compensation and professional negligence coverages) reasonably and prudently required for the conduct of the Consultant’s business. Consultant shall indemnify and defend DiaMedica and its affiliates and their directors, officers and employees from any and all claims, demands, damages and costs (including without limitation costs of legal defense) arising out of or related to any breach by Consultant of the terms of this Agreement and negligent or malicious acts or omissions of Consultant and/or its employees, agents and affiliates. DiaMedica agrees to defend, indemnify, and hold harmless Consultant and its respective employees and agents, if any, against and from any claims arising out of or in reference to the consultations referred to herein, and agrees to bear all costs and expenses, including reasonable attorneys' fees, incurred in connection with the defense of any such claim. However, DiaMedica will not be liable for any claim arising out of the negligent acts of Consultant or its respective employees, agents, and subcontractors, if any, or acts which are not in accordance with ethical practices herein described. DiaMedica shall be promptly notified of any claim being made against it, and Consultant shall cooperate with DiaMedica in the defense of such claim.

7.	CONFIDENTIALITY:

7.1

DiaMedica Confidential Information. Consultant covenants and agrees to treat confidentially and not disclose, and not use or exploit for any purpose other than as specified in this Agreement, any information (whether written or oral) which is confidential or proprietary information of DiaMedica (“Confidential Information”), which shall be deemed to include without limitation technical information, data, trade secrets, know-how, customer lists, catalogs and price lists, computer records, policies, trade secrets, business strategy, financial data, research, development, processes and techniques, and all other confidential and proprietary information of whatever description that may be divulged to Consultant. Consultant recognizes and acknowledges (i) that the Confidential Information is confidential and the sole property of DiaMedica, (ii) that damage and irreparable harm that could result to DiaMedica if such information were used or disclosed except as authorized expressly in writing by DiaMedica, and therefore Consultant consents to injunctive relief and other equitable remedies to prevent such unauthorized use or disclosure. Neither Party shall publish the other’s name and/or use its reputation in any way, explicitly or impliedly, to endorse any product or service or for any other publicity purposes. Consultant shall ensure that each of its employees and agents, if any, providing Services or having access to Confidential Information has executed and delivered a contract with provisions no less restrictive than Sections 7 and 9 hereof.

7.2

Other Confidential Information. Consultant shall not disclose or otherwise make available to DiaMedica in any manner any confidential information of Consultant or received by Consultant from third parties, unless DiaMedica first agrees in writing to receive such information.

8.	CONFLICTING ENGAGEMENTS:

8.1

Given the confidential and proprietary nature of Confidential Information that may be disclosed by DiaMedica to Consultant, during the term of this Agreement and for a period of two (2) years thereafter, Consultant shall not provide services similar to the Services to any person or entity who or which is a competitor or potential competitor to DiaMedica as a result of the development of recombinant proteins similar to DM199 (Tissue Kallikrein, KLK-1) in the same or similar indications without the prior written consent of DiaMedica.

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9.	PROPRIETARY RIGHTS:

9.1

Owned by DiaMedica. For purposes of this Agreement, “Proprietary Rights” means all inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, market data, clinical data, financial data, personnel data and computer programs; all client, customer, account and supplier lists and files; all files, letters, memoranda, reports, data, sketches, drawings, laboratory notebooks, program listings and other written, photographic and tangible materials; all inventions, improvements, discoveries, methods developments, enhancements, software and works of authorship; and all patent, copyright, mask works, trademark, trade name and other intellectual or proprietary property rights related to any of the foregoing. All Proprietary Rights created or developed by Consultant in the course of providing the Services or arising out of DiaMedica’s Confidential Information shall be owned exclusively by DiaMedica. Without limiting the generality of the foregoing, all such Proprietary Rights created, made, conceived or reduced to practice by or under the direction or control of Consultant while this Agreement is in effect, acting alone or jointly with others, shall be considered “work for hire” and shall be owned exclusively by DiaMedica. Consultant hereby grants, bargains, sells, releases, waives, transfers and assigns to DiaMedica and its successors and assigns all right, title and interest, if any, that Consultant may now or hereafter have, own, claim, allege or assert in or with respect to such Proprietary Rights or any portion thereof. Consultant is not granted any license or other interest in the Proprietary Rights or any portion thereof. The parties shall cooperate with each other, including without limitation by executing and delivering such documents and taking such actions as shall be necessary or appropriate, to give effect to their intentions expressed in this Section 9.

9.2

Licensed to DiaMedica. Consultant shall specifically describe and identify in the Exhibit any and all technology, including without limitation information, materials and related intellectual property rights, if any, which (i) Consultant intends to use in performing under this Agreement, (ii) is either owned solely by Consultant or controlled by Consultant such that Consultant possesses the right to grant a license or sublicense thereunder, and (iii) is in existence prior to the effective date of this Agreement (“Background Technology”). Consultant hereby grants to DiaMedica a non-exclusive, royalty-free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing DiaMedica products, but not for the purpose of marketing any Background Technology separate from DiaMedica products. Consultant hereby waives any claims to ownership of any intellectual property related to the Services and/or DiaMedica products except for such Background Technology, if any, specified in the Exhibit.

9.3

Cooperation to Secure IP Rights. Consultant further agrees to execute all papers, including without limitation all patent applications, invention assignments and copyright assignments, and otherwise assist DiaMedica as reasonably required to perfect DiaMedica’s right, title and interest in Proprietary Rights as expressly granted to DiaMedica under this Agreement. Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and participating in other legal proceedings. Reasonable costs related to such assistance, if required, shall be paid by DiaMedica. Consultant’s obligation to assist DiaMedica as described above in this paragraph shall continue beyond the termination of this Agreement. If DiaMedica is unable, after reasonable effort, to secure Consultant’s signature on any document as provided in this Section 9, Consultant hereby designates and appoints DiaMedica and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Section 9 with the same legal force and effect as if executed by Consultant.

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10.

TERMINATION: This Agreement shall terminate upon (i) the completion of the Term of Agreement, as indicated in Exhibit A, (ii) notice by either Party to the other Party, with or without cause, and without liability to DiaMedica other than payment for services rendered prior to the effective date of the cancellation, upon two weeks written notice, or (iii) notice from DiaMedica in accordance with Section 4 hereof. Upon any termination of this Agreement, Consultant shall promptly return to DiaMedica, or, at DiaMedica’s discretion, certify the destruction of, all information, materials and documents (including without limitation electronically stored information) in Consultant’s possession or control which were prepared by or for DiaMedica or which relate to DiaMedica or its business, including without limitation all Confidential Information and Proprietary Rights. Consultant may retain one copy of the Confidential Information and materials for use solely in connection with determining its obligations under this Agreement with respect to DiaMedica’s confidential information. The obligations of Consultant pursuant to Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the expiration or termination of this Agreement without limitation.

11.

NOTICES: All notices under this Agreement shall be in writing and given in person, first class registered mail or by Federal Express or other reputable delivery service, delivery costs prepaid, addressed to the parties at the addresses specified on the last page hereof, or to such other address of which either Party may notify the other pursuant to this provision. Notices will be deemed given when sent.

12.

GENERAL PROVISIONS: This Agreement shall be governed by the laws of the State of Minnesota, USA without regard to the choice-of-law principles thereof. Any disputes under this Agreement shall be brought exclusively in the state courts and the Federal courts located in Hennepin County, Minnesota, and the Parties hereby irrevocably and unconditionally consent to the personal jurisdiction and venue of these courts. This Agreement is the entire agreement of the Parties related to the subject matter hereof and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties. No amendment or waiver of any provision of this Agreement will be effective unless in a writing signed by the Parties. Wherever in this Agreement consent or approval is contemplated to be provided by a Party, such consent or approval may be withheld by such Party in its sole discretion. Neither Party shall assign the rights or delegate the duties of the other Party hereunder without the written consent of that Party. The illegality or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any legal and enforceable provisions hereof. Any headings used herein are for convenience of reference only and are not a part of this Agreement, nor shall they affect the interpretation hereof. This Agreement may be executed in multiple counterparts, each of which is an original, true and correct version hereof. A facsimile or PDF copy of this Agreement bearing the signature (original, PDF or facsimile version) of both Parties shall be binding on the Parties.

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IN WITNESS WHEREOF, DiaMedica and Consultant have executed this Agreement as of the dates respectively indicated below:

DIAMEDICA USA, INC.		CONSULTANT:

By:	/s/ Rick Pauls		/s/ Harry Alcorn, Jr.
Name:	Rick Pauls	Name:	Harry Alcorn, Jr. Pharm.D.
Title:	CEO	Title:	—
Date:	May 25, 2022	Date:	May 25, 2022

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EXHIBIT A

Work to be performed: At the direction of the Chief Executive Officer or Chief Medical Officer (or his or her designee), Consultant will provide those transition services as the Chief Executive Officer or Chief Medical Officer (or his or her designee) may reasonably request from time to time, including without limitation services related to DiaMedica’s clinical trials and coordination with DiaMedica’s Scientific Advisory Board members.

Background Technology (if any):

Type or rate of payment:	Subject to Section 2 of the Consulting Agreement, Consultant shall receive a fixed fee of $200 USD/hour not to exceed $1,600 per 24-hour period.

DiaMedica and Consultant anticipate that the level of bona fide services Consultant will perform pursuant to the terms of the Consulting Agreement will not be more than twenty percent (20%) of the average level of bona fide services performed by Consultant over the thirty-six (36) month period immediately preceding the effective date of the Consulting Agreement.

Timing of payment(s):	Due 30 days after the receipt of monthly invoices.

Types of Expenses to be paid:	☒	Reasonable, documented expenses incurred performing the work, provided that expenses in excess of $250 require prior approval by DiaMedica.
	or ☐	The following expenses:

Maximum amount DiaMedica is required to pay:	$ N/A

Term of Agreement:	The term of this Agreement shall commence upon the Effective Date and expire one (1) year thereafter.

Other terms (if any):	N/A

Institution Guidelines or Policies (if any):	N/A

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